Amarantus Issues Mid-Year President’s Letter to Shareholders

SUNNYVALE, Calif., August 6, 2013-- Amarantus BioScience Holdings, Inc. (OTCQB:AMBS), a biotechnology company discovering and developing treatments and diagnostics for diseases associated with neurodegeneration and apoptosis, today announced that its President and CEO Gerald Commissiong posted a mid-year President’s Letter to shareholders.

Dear Shareholder,

We continue to make progress in our mission to bring new products to market to improve the health of patients suffering from disorders of the brain. In order to position the Company for significant growth in the second half of 2013, we spent the last few months making in-depth assessments of our two lead programs; LymPro Test® (“LymPro”) diagnostic blood test for Alzheimer’s disease, and MANF disease-modifying therapy for Parkinson’s disease and other apoptosis-related disorders.

LymPro

Becton Dickinson (“BD”) has agreed to become the development laboratory for LymPro Test ®, allowing the Company to leverage BD’s team of world class scientists with deep expertise in flow-based assay execution and implementation. We are using BD’s reagents in our development, as they are manufactured to the high standards necessary to meet the mass-scale distribution needed for LymPro to reach the over 400,000 individuals diagnosed and 5 million people living with Alzheimer’s each year. Under the terms of the agreement, the Company retains full control and ownership over all intellectual property newly developed from all activities currently underway. We believe that leveraging BD’s development expertise will significantly differentiate Amarantus’ LymPro from competitors in the Alzheimer’s blood biomarker space by not only reproducing high sensitivity and specificity published in peer-reviewed literature, but most importantly having the capabilities to make the assay robustly reproducible through a strong analytical performance package, as will be required to achieve deep market penetration once commercialized. We are working closely with our team of advisors to ensure that the work being conducted at BD will be of the highest standards.

We believe the science behind LymPro is gaining wider acceptance among Key Opinion Leaders in the field of Alzheimer’s as a strong relationship has been established between mTOR (a cell-cycle dysfunction target) and the most widely-accepted markers in the field, beta-amyloid and Tau. We are updating the current draft of the LymPro Test ® Whitepaper to reflect these emerging trends, as well as include our development plan and revenue projections based on the market analysis the Company is currently conducting. We are recruiting additional expertise to the Company to assist in forming a strong commercialization plan for LymPro so that we can begin generating revenue as quickly as possible, and expect to have announcements in this regard in the near future. In the next 6 months, we expect to be initiating a pivotal clinical study to support the commercial launch of LymPro as a CLIA-waived Laboratory-Developed Test (“LDT”).

MANF

We’ve completed the first milestones in establishing MANF on the path towards Parkinson’s first-in-man studies by producing the high quality material required to conduct further animal studies to optimize MANF’s dosing regimen ahead of human clinical studies. We have also been working to better understand MANF’s mechanism of action of re-innervating nerve terminals in the striatum in animal models of Parkinson’s disease, and expect to have some additional data available in the coming weeks further differentiating MANF from GDNF. We are working to obtain final MANF gene therapy data sets in a Parkinson’s animal model in light of recent Neurturin clinical data further supporting the evaluation of neurotrophic factors as gene therapy products. We are hopeful that MANF will be able to treat a larger percentage of patients than Neurturin or GDNF based largely on its mechanism of neurite outgrowth as Neurturin was shown to be effective only in patients who received treatment within 5 years of initial Parkinson’s diagnosis. We are currently working to secure a long-term Convection-Enhanced Delivery (“CED”) system solution for the delivery of MANF in Parkinson’s disease.

The most significant developments have occurred in our Massachusetts’ subsidiary Amarantus-MA, which has adopted an increased focused on identifying potential orphan-drug applications for MANF under our Center of Excellence in Apoptosis Research (“CEAR”) grant. Our scientific team there has made great strides in testing for the applicability of MANF in a variety of orphan indications and we expect to update shareholders with a pipeline of such indications in the coming months, as well as information on the first such indication in the coming weeks The overall development timeline for MANF in these orphan indications is expected to be dramatically reduced compared to the Parkinson’s indication.

Lastly, we will soon continue the further testing of MANF in larger indications, including in models of Ischemic Heart disease, diabetes and Traumatic Brain Injury. We remain on track to reach the milestones previously outlined in our development plan for MANF.

DTCC Chill Removal

On July 31st, the Company disclosed that the Depository Trust & Clearing Corporation removed its restriction of accepting deposits for depository and book-entry transfer services (“DTCC Chill”) of Amarantus common stock after several months of review. This removal was the culmination of over 3 months of effort on the part of the Company, counsel and DTCC to obtain and review the voluminous information necessary to satisfy the DTCC that all shares ever issued by the Company were done in strict accordance with securities laws, which they were. Unfortunately, the DTCC Chill had a very significant negative impact on shareholder value as certain critical brokerage houses have policies restricting their clients from purchasing shares in companies who have been the victim of a DTCC Chill.

12-Month Outlook

We are evaluating a variety of financing options including joint ventures, licensing, debt, equity and grant funding to give the Company sufficient capital to operate over the foreseeable future as our products reach major milestones.

Over the next year, we expect to make significant progress in the following areas:

1)	Advancing LymPro through to commercialization sales as an LDT via CLIA;

2)	Conducting IND-enabling studies for MANF in the non-human primate model of Parkinson’s disease;
3)	Completing proof-of-concept studies and preparing to file an IND for MANF in at least one orphan indication;
4)	Completing feasibility studies for MANF in diabetes, ischemic heart disease and traumatic brain injury.

We are hopeful to meet a number of other important milestones in our NuroPro and PhenoGuard programs while continuing to evaluate new business opportunities rooted in our deep understanding of the central nervous system. If we achieve these objectives, both our therapeutics and diagnostics subsidiaries will be well positioned to thrive, and in turn the Company will be focused on evaluating ways to capture that value.

Markets

Amarantus is pursuing the development of drugs and diagnostics for diseases with significant market potential:

•	It is estimated that the cost of caring for patients with dementia will exceed $200B in 2013; we believe the potential for LymPro exceeds $500M annually;
•	The market for Parkinson’s diseases drugs exceeded $3B worldwide in 2008; we believe the market potential for MANF in Parkinson’s exceeds $1B annually;
•	The market for the orphan indications currently being evaluated under our CEAR grant exceeds $1B; we believe the market potential for MANF in these orphan indications exceeds $1B annually;
•	The markets for diabetes, ischemic heart disease and traumatic brain injury exceeds $100B annually; we believe the market potential for MANF in other indications exceeds $3B annually;

What we believe makes the markets we are pursuing for our product candidates so attractive is that these are all markets that are growing with our aging demographic. As people live longer, there is an increasing need to treat diseases associated with old age. We are committed to pursuing clear unmet medical needs in our aging population, and will continue to advance this mission as the cornerstone of our corporate strategy here at Amarantus.

In Closing

In closing, we have just come through a very challenging period, where the very credibility of our Company was questioned; and we answered. Going forward, we expect to advance our mission to improve the lives of the millions of individuals suffering from diseases associated with neurodegeneration and apoptosis.

I thank you for taking the time to read this note, and hope to have updates for you in the near future.

Warmest Regards,

Gerald Commissiong

President & CEO

About Amarantus

Amarantus is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson's disease, Traumatic Brain Injury, Ischemic Heart Disease and other human diseases. The Company owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF) and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property and licenses for the diagnosis of Parkinson's disease and Alzheimer's disease. For further information please visit www.Amarantus.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible progress of the MANF technology in testing for Parkinson’s disease, as well as statements about expectations, plans and prospects of the development of Amarantus' diagnostic product candidates for Parkinson’s and Alzheimer’s disease, and for Chronic Traumatic Encephalopathy. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks associated with development of therapeutic drug candidates, as well as the risks, uncertainties and assumptions relating to the development of Amarantus' new product candidates, including those identified under "Risk Factors" in Amarantus' most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Amarantus periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements Amarantus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Investor/Media Contacts

Russell Miller

Director of Investor Relations

408.737.2734 x 109

ir@amarantus.com